Consent of Independent Auditors




     We consent to the incorporation by reference in the registration statement of JumboSports Inc. on Form S-3 related to the 86,600 shares, of our report dated April 10, 1998, on our audits of the consolidated balance sheet of JumboSports Inc. and subsidiaries as of January 30, 1998 and January 31, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for the two years in the period ended January 30, 1998, which report is included in the annual report on Form 10-K. We also consent to the reference to our firm under the caption, "Experts."

Coopers & Lybrand L.L.P.



Tampa, FL
June 12, 1998